Exhibit 99.1
Perkins & Marie Callender’s Inc., formerly The Restaurant Company, Reports Results for Fiscal 2006 Second Quarter Ended July 9, 2006
Memphis, TN, August 25, 2006 — Perkins & Marie Callender’s Inc. (together with its consolidated subsidiaries, the “Company”) today reported financial results for its fiscal 2006 second quarter ended July 9, 2006.
Highlights for the second quarter of fiscal 2006 as compared to the second quarter of fiscal 2005 were:
•	The Company completed the merger with Wilshire Restaurant Group, LLC (“WRG”) on May 3, 2006. WRG operates casual dining restaurants primarily in the western United States under the name “Marie Callender’s Restaurant and Bakery.”

•	Subsequent to the May 3, 2006 merger, the Company began integrating non-operational Perkins and Marie Callender’s functions at the Company’s headquarters in Memphis, Tennessee. Significant accounting, information technology, human resources and purchasing processes have already been consolidated in Memphis; the balance of the consolidation is expected to be completed by the end of fiscal 2006.

•	Due primarily to the merger with WRG, revenue increased by 69.8% to $136.9 million.

•	Comparable restaurant sales for each of Perkins Restaurant and Bakery (“Perkins”) and Marie Callender’s Restaurant and Bakery (“Marie Callender’s”) increased by 0.6% for the quarter.

•	The Company reported net income of $3.8 million compared to net income of $0.2 million for the second quarter of 2005.
J. Trungale, President and Chief Executive Officer of Perkins & Marie Callender’s Inc., commented, “In light of current economic conditions in the country, including rising energy and gasoline costs and shrinking disposable income, both Perkins and Marie Callender’s brands continue to experience moderate comparable sales growth. Our commitment to improving service at the unit level and our emphasis on providing guests with a favorable experience and strong product price/value relationship have contributed to this positive performance.”
Second Quarter of Fiscal 2006 Financial Results
Revenues for the second quarter of fiscal 2006 increased 69.8% to $136.9 million from $80.6 million for the second quarter of fiscal 2005. The growth in revenues is primarily attributable to the inclusion of $55.3 million of revenues from Marie Callender’s. Perkins’ and Marie Callender’s restaurants experienced a 0.6% increase in comparable restaurant sales, each of which resulted primarily from an increase in the average guest check.
Food costs for the second quarter of fiscal 2006 totaled 29.2% of food sales, up 1.1 percentage points from the second quarter of fiscal 2005. This increase resulted primarily from the inclusion of Marie Callender’s operations in the current quarter. Marie Callender’s restaurants have a higher food cost as a percentage of revenues as compared to Perkins, since Marie Callender’s has a higher proportion of lunch and dinner menu items sold. Perkins’ restaurants have a higher proportion of breakfast menu items sold, which generally have a lower food cost relative to their sales prices than lunch and dinner menu items.
Labor and benefits costs, as a percentage of total revenues, decreased 0.9 percentage points for the second quarter of fiscal 2006. Marie Callender’s labor and benefits costs, as a percentage of revenue, were slightly below the labor and benefits percentage for Perkins for the current quarter. The overall decrease in costs was primarily due to the favorable impact of Perkins and Marie Callender’s menu price increases, partially offset by wage rate increases impacting Perkins’ restaurants in Florida and Minnesota.
Operating expenses for the second quarter of fiscal 2006 were $32.9 million, compared to $15.0 million for the second quarter of fiscal 2005. This increase is primarily due to the inclusion of $15.1 million of Marie Callender’s operating expenses in the current quarter, as well as increased restaurant rent expense at Perkins’ restaurants, resulting from the sale-leaseback transaction consummated by Perkins during 2005.
General and administrative expenses, as a percentage of total revenues, decreased by 2.3 percentage points for the second quarter of fiscal 2006 as compared to the second quarter of fiscal 2005. The decrease was primarily due to a lower general and administrative expense as a percentage of revenues at Marie Callender’s than Perkins, plus headcount reductions at both Perkins and Marie Callender’s during the quarter.

For the second quarter of fiscal 2006, the Company reported net income of $3.8 million, compared to net income of $0.2 million for the second quarter of fiscal 2005. The increase in net income is primarily a result of the $12.6 million gain on the extinguishment of Marie Callender’s debt, partially offset by increased Perkins rent expense resulting from the sale-leaseback transaction, increased depreciation and amortization expense resulting from the purchase accounting adjustments recorded during the quarter that related to Castle Harlan Partners IV, L.P.’s purchase of the Company in September 2005, transaction costs related to the merger and interest expense.
EBITDA
The Company defines EBITDA as net income before income tax expense, minority interest expense, interest expense (net), depreciation and amortization, gain on the extinguishment of debt, gain/loss on the disposition of assets, asset write-down expense and lease termination expense. The Company considers EBITDA to be an important measure of performance from core operations because EBITDA excludes various income and expense items that the Company believes are not indicative of its operating performance. The Company believes that EBITDA is useful to investors in evaluating the Company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. The Company also believes that EBITDA is useful to investors in evaluating the Company’s operating performance compared to that of other companies in the same industry, as the calculation of EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending, all of which may vary from one company to another for reasons unrelated to overall operating performance. The Company’s calculation of EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies. EBITDA is not a presentation made in accordance with U.S. generally accepted accounting principles and accordingly should not be considered as an alternative to, or more meaningful than, earnings from operations, cash flows from operations or other traditional indications of a company’s operating performance or liquidity. The following table provides a reconciliation of EBITDA to net income:

	Second Quarter	Second Quarter	Year-to-Date	Year-to-Date
(unaudited)	Ended	Ended	Ended	Ended
(in thousands)	July 9, 2006	July 10, 2005	July 9, 2006	July 10, 2005
Net income (loss)	$3,796	$223	$(1,428)	$2,388
Provision for income taxes	—	644	—	1,486
Minority interests	95	—	169	—
Net interest expense	9,778	3,515	21,525	8,234
Depreciation and amortization	8,223	4,094	14,316	9,288
Gain on extinguishment of debt	(12,581)	—	(12,581)	—
(Gain) loss on disposition of assets	(39)	362	(94)	236
Asset write-down	40	248	49	248
Lease termination	—	—	366	—

EBITDA	$9,312	$9,086	$22,322	$21,880

About the Company
Perkins & Marie Callender’s Inc., formerly The Restaurant Company, operates and franchises mid-scale full-service family dining restaurants, which serve a wide variety of high quality, moderately priced breakfast, lunch and dinner entrees, under the name Perkins Restaurant and Bakery, and operates and franchises mid-priced, casual-dining restaurants specializing in the sale of pie and other bakery items under the name Marie Callender’s Restaurant and Bakery. As of July 9, 2006, we operated 151 and franchised 329 Perkins’ restaurants and operated 79 and franchised 46 Marie Callender’s restaurants. Additionally, we operated 11 Marie Callender’s as partnership locations, two Company-owned and one franchised Marie Callender’s Grill locations and one East Side Mario’s. Please refer to Marie Callender’s website at www.mariecallenders.com for historical comparative sales data under the “About Us-In the News” link.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology.
Perkins & Marie Callender’s Inc. has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While the Company believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control. Some of the key factors that could cause its actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements include the following:
•	competitive pressures and trends in the restaurant industry;

•	prevailing prices and availability of food, supplies and labor;

•	relationships with franchisees and financial health of franchisees;

•	general economic conditions and demographic patterns;

•	our substantial indebtedness;

•	our ability to integrate acquisitions;

•	development and expansion plans; and

•	statements covering our business strategy.
Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. Perkins & Marie Callender’s Inc. does not undertake and specifically declines any obligation to update any such statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments.
Conference Call
Perkins & Marie Callender’s Inc. has scheduled a conference call for Thursday, August 31, 2006, at 3:00 p.m. (CDT) to review second quarter earnings. The dial-in number for the conference call is (866) 207-2203. A taped playback of this call will be available from Friday, September 1, 2006 through Wednesday, September 6, 2006. The taped playback can be accessed by dialing (800) 642-1687 and by using access code number 5113938.

PERKINS & MARIE CALLENDER’S INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands)

	Second Quarter	Second Quarter	Year-to-Date	Year-to-Date
	Ended	Ended	Ended	Ended
	July 9, 2006	July 10, 2005	July 9, 2006	July 10, 2005
REVENUES:
Food sales	$129,507	$75,461	$290,122	$177,922
Franchise and other revenue	7,403	5,157	16,434	11,674

Total revenues	136,910	80,618	306,556	189,596

COSTS AND EXPENSES:
Cost of sales (excluding depreciation shown below):
Food cost	37,854	21,207	86,209	51,882
Labor and benefits	42,828	25,964	95,630	60,614
Operating expenses	32,868	15,029	74,279	35,510
General and administrative	11,713	8,722	25,282	18,317
Transaction costs	1,736	—	2,290	—
Stock compensation	—	639	—	1,492
Depreciation and amortization	8,223	4,094	14,316	9,288
Interest, net	9,778	3,515	21,525	8,234
(Gain) loss on disposition of assets	(39)	362	(94)	236
Asset write-down	40	248	49	248
Lease termination	—	—	366	—
Gain on extinguishment of debt	(12,581)	—	(12,581)	—
Other, net	599	(29)	544	(99)

Total costs and expenses	133,019	79,751	307,815	185,722

Income (loss) before income taxes and minority interests	3,891	867	(1,259)	3,874
Provision for income taxes	—	(644)	—	(1,486)
Minority interests	(95)	—	(169)	—

NET INCOME (LOSS)	$3,796	$223	$(1,428)	$2,388

PERKINS & MARIE CALLENDER’S INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands, except par and share amounts)

	July 9, 2006	December 25, 2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$8,955	$3,988
Restricted cash	9,193	8,225
Receivables, less allowance for doubtful accounts	14,983	16,108
Inventories, net	12,286	11,328
Prepaid expenses and other current assets	3,947	4,333
Escrow deposits	5,022	18,162
Deferred income taxes	—	2,845

Total current assets	54,386	64,989

PROPERTY AND EQUIPMENT, net of accumulated depreciation and amortization	92,808	78,515
INVESTMENTS IN UNCONSOLIDATED PARTNERSHIPS	202	311
GOODWILL	145,508	154,049
INTANGIBLE ASSETS, net of accumulated amortization	47,071	48,088
OTHER ASSETS	14,633	14,171

	$354,608	$360,123

LIABILITIES AND STOCKHOLDER’S INVESTMENT
CURRENT LIABILITIES:
Accounts payable	$19,444	$21,814
Accrued expenses	61,937	64,571
Franchise advertising contributions	5,692	4,752
Current maturities of long-term debt and capital lease obligations	1,868	3,311

Total current liabilities	88,941	94,448

CAPITAL LEASE OBLIGATIONS, less current maturities	6,543	6,939
LONG-TERM DEBT, less current maturities	286,736	293,138
DEFERRED INCOME TAXES	6,608	12,573
DEFERRED RENT	8,759	7,440
OTHER LIABILITIES	4,551	5,238
MINORITY INTERESTS IN CONSOLIDATED PARTNERSHIPS	184	177
STOCKHOLDER’S INVESTMENT:
Common stock, $.01 par value, 100,000 shares authorized, 10,820 issued and outstanding	1	1
Additional paid-in capital	136,131	123,907
Notes secured by stock	—	(1,308)
Other comprehensive income	26	14
Accumulated deficit	(183,872)	(182,444)

Total stockholder’s investment	(47,714)	(59,830)

	$354,608	$360,123

PERKINS & MARIE CALLENDER’S INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Second Quarter	Second Quarter	Year-to-Date	Year-to-Date
	Ended	Ended	Ended	Ended
	July 9, 2006	July 10, 2005	July 9, 2006	July 10, 2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$3,796	$223	$(1,428)	$2,388
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	8,223	4,094	14,316	9,288
Amortization of discount	74	—	173	—
Other non-cash income and expense items	2,952	230	6,412	415
Gain on early extinguishment of debt	(12,581)	—	(12,581)	—
(Gain) loss on disposition of assets	(39)	362	(94)	236
Asset write-down	40	248	49	248
Minority interests	95	—	169	—
Equity in net loss of unconsolidated partnerships	65	—	109	—
Net changes in operating assets and liabilities	6,026	(6,022)	(4,970)	(3,650)

Total adjustments	4,855	(1,088)	3,583	6,537

Net cash provided by (used in) operating activities	8,651	(865)	2,155	8,925

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for property and equipment	(4,305)	(2,080)	(7,939)	(4,311)
Deposit with trustee	—	(152,693)	—	(152,693)
Proceeds from sale of assets	433	137,198	1,547	137,228

Net cash used in investing activities	(3,872)	(17,575)	(6,392)	(19,776)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments under capital lease obligations	(203)	(76)	(439)	(178)
Payments on long-term debt	(104,761)	—	(105,361)	—
Proceeds from long-term debt	104,281	—	105,341	—
Debt issuance costs	(2,720)	—	(2,720)	—
Distributions to minority partners	(88)		(162)
Capital contribution from parent	3,730	—	12,545	—

Net cash provided by (used in) financing activities	239	(76)	9,204	(178)

Net increase (decrease) in cash and cash equivalents	5,018	(18,516)	4,967	(11,029)

CASH AND CASH EQUIVALENTS:
Balance, beginning of period	3,937	24,215	3,988	16,728

Balance, end of period	$8,955	$5,699	$8,955	$5,699